Exhibit 23.01
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Cadence Design Systems, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-145000, 333-20591, 333-15885, 033-53875) and Form S-8 (Nos. 333-145891, 333-144972, 333-135003, 333-132754, 333-132753, 333-124025, 333-119335, 333-116681, 333-115351, 333-115349, 333-108251, 333-105492, 333-105488, 333-105481, 333-104720, 333-103657, 333-103250, 333-102648, 333-101693, 333-101692, 333-88390, 333-87674, 333-85080, 333-82044, 333-75874, 333-65116, 333-56898, 333-69589, 333-33330, 333-93609, 333-85591, 333-69589, 333-71717, 333-65529, 333-61029, 333-40047, 333-34599, 333-27109, 333-18963, 033-53913, 033-48371, 033-43025, 033-34910, 033-32373, 033-22652, 033-17722) of Cadence Design Systems, Inc. of our reports dated February 25, 2008, with respect to the consolidated balance sheets of Cadence Design Systems, Inc. and subsidiaries as of December 29, 2007 and December 30, 2006, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 29, 2007, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 29, 2007, which reports appear in the December 29, 2007 annual report on Form 10-K of Cadence Design Systems, Inc.
Our report dated February 25, 2008 refers to accounting changes upon the adoption of Financial Accounting Standards Board Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, at the beginning of fiscal year 2007, and the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, at the beginning of fiscal year 2006.
/s/ KPMG LLP
Mountain View, California
February 25, 2008